Exhibit 99.1

PTGi Appoints Ken Schwarz Chief Financial Officer

MCLEAN, VA – (MARKET WIRE) – June 23, 2011 – Primus Telecommunications Group, Incorporated (PTGi) (NYSE: PTGI), a global facilities-based integrated provider of advanced telecommunications products and services, announced today that its Board of Directors has appointed Ken Schwarz Chief Financial Officer, effective July 5.

Mr. Schwarz, 58, is a seasoned financial and business executive with 30 years’ experience in the telecommunications industry at both private and publicly-traded companies. Prior to joining PTGi, Mr. Schwarz served as President of Simplexity, LLC, an Internet wireless retailer that acquired the assets of InPhonic, Inc. in bankruptcy, and led the company through a successful financial restructuring. Mr. Schwarz had previously served as Chief Financial Officer of InPhonic, having joined the company to explore strategic financing options and alternatives. From 1999 to 2007, he worked at Intersections Inc., a leading provider of private labeled credit management and identity theft services to consumers, first as Executive Vice President & Chief Financial Officer and most recently as President of Consumer Solutions. Before joining Intersections, he was Senior Vice President of Finance and Information Technology for WinStar Telecommunications, Inc. and held executive positions with Cable & Wireless, Inc., Unitel Communications, Inc. and MCI Communications Corporation. He is a C.P.A. and worked as an audit manager with Deloitte & Touche LLP earlier in his career. He holds a B.S. and M.B.A. from Indiana University.

“Ken’s track record of success in completing financial transactions and leading financial organizations is ideally suited to PTGi as we strategically invest in the value of the PTGi portfolio, drive profitability and cash flow improvements and optimize our capital structure. He also possesses the business acumen and telecommunications experience to help execute our growth strategy and further enhance our Wall Street profile,” said Peter D. Aquino, Chairman, President and Chief Executive Officer.

James Keeley, who has been PTGi’s Acting Chief Financial Officer since September 2010, will take over as PTGi’s Chief Accounting Officer and Treasurer effective July 5.

About PTGi

PTGi (Primus Telecommunications Group, Incorporated) is a leading provider of advanced communication solutions, including, traditional and IP voice, data, mobile services, broadband Internet, collocation, hosting, and outsourced managed services to business and residential customers in the United States, Canada, Australia, and Brazil. PTGi is also one of the leading international wholesale service providers to fixed and mobile network operators worldwide. PTGi owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada, Australia, and Brazil. Founded in 1994, PTGi is headquartered in McLean, Virginia.

Investor Contact:

PTGi

Richard Ramlall, SVP Corporate Development and Chief Communications Officer

703-748-8050

ir@ptgi.com

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio, Vice President

212-838-3777

ccapaccio@lhai.com